Exhibit 10.55

J. C. PENNEY CORPORATION, INC.

MANAGEMENT INCENTIVE COMPENSATION PROGRAM

As Amended and Restated Effective January 29, 2017

J. C. Penney Corporation, Inc.
Management Incentive Compensation Program

ARTICLE I
Purpose

Name. The name of the Program is the J. C. Penney Corporation, Inc. Management Incentive Compensation Program.

Purpose. The purpose of the Program is to promote the Company’s pay-for-performance compensation philosophy by providing incentive compensation payments based on the operating results of the Company to designated members of the Company’s management, who, through their efforts, directly and significantly impact the achievement of the Company’s goals and objectives.

ARTICLE II
Definitions

Unless otherwise defined in the Program or unless the context clearly indicates to the contrary, as used herein, the following terms shall have the following respective meanings:

Board shall mean the Board of Directors of the Company.

Code shall mean the Internal Revenue Code of 1986, as amended and all regulations promulgated thereunder.

Committee shall mean the Human Resources and Compensation Committee of the Board.

Company shall mean J. C. Penney Company, Inc.

Corporation shall mean J. C. Penney Corporation, Inc.

Covered Associate shall mean each Participant whose compensation, for a Performance Period for which any payment under this Program or any Plan is being calculated based on the attainment of a Performance Measure, is, or in the Committee’s, or it’s designee’s, discretion may, be subject to the compensation expense deduction limitations set forth in section 162(m) of the Code.

Individual Performance shall mean a determination of the individual performance of a Participant for a Performance Period based on the Participant’s performance as compared to the Participant’s individual goals for the Performance Period, or on such other performance criteria as may be established by the Committee, or its designee, as determined by management of the Corporation in its sole discretion. A Plan may provide for the payment of incentive compensation based on management’s evaluation of a Participant’s Individual Performance for a Performance Period.

Management Associate shall mean all General and Store Management Associates who are in a job category that has been designated as eligible for incentive compensation under the Program by the Committee, or its designee.

Mirror Savings Plan shall mean the J. C. Penney Corporation, Inc. Mirror Savings Plan, as amended and restated effective December 31, 2007 and as further amended through December 9, 2008, as such may be further amended from time to time, and any successor plan or program.

Participant shall mean any Management Associate that is eligible to participate in a Plan.

Performance Measure shall mean an objective performance goal that must be satisfied for a Performance Period before any incentive compensation contingent on the satisfaction of that Performance Measure will be paid to a Participant. Any such objective performance goal shall be based on one or a combination of any two or more of the following performance-based metrics; provided, however, that different Performance Measures may be approved for different Participants during the same Performance Period: earnings per share; total stockholder return; operating profit; operating income; net income; cash flow; gross profit; gross profit return on investment; return on equity; return on capital; return on investment capital; sales; comparable store sales; revenue; gross margin; gross margin return on investment; selling, general and administrative expense (SG&A); economic value added (EVA); sales per square foot; net cash from operating activities; gross margin as a percentage of sales; earnings before interest and taxes (EBIT); earnings before interest taxes depreciation and amortization (EBITDA); Net Promoter Score (NPS); and Customer Satisfaction. Performance measures that are financial metrics may be determined in accordance with the United States Generally Accepted Accounting Principles (“GAAP”) or financial metrics that are based on, or able to be derived from GAAP, and may be adjusted when established (or to the extent permitted under section 162(m) of the Code, at any time thereafter) to include or exclude any items otherwise includable or excludable under GAAP.

Performance Period shall mean the period established by the Committee with respect to a Plan for which a Performance Measure must be satisfied or for which a Participant’s Individual Performance must be evaluated for the purpose of determining whether any incentive compensation will be paid under a Plan to a Participant. With respect to incentive compensation that is intended to be Performance-Based Compensation, the Committee shall specify the Performance Period before any incentive compensation under the Program or a Plan is granted.

Performance-Based Compensation shall mean incentive compensation that is intended to constitute “performance-based compensation” within the meaning of section 162(m)(4)(C) of the Code and the related Treasury regulations promulgated thereunder.

Plan shall mean a plan established under the Program that provides for the payment of incentive compensation to a Participant based on the attainment of one or more pre-established Performance Measures and/or an evaluation of a Participant’s Individual Performance.

Program shall mean the J. C. Penney Corporation, Inc. Management Incentive Compensation Program, as contained herein, as such may be amended from time to time.

Savings Plan shall mean the J. C. Penney Corporation, Inc. Savings, Profit Sharing, and Stock Ownership Plan, as amended and restated effective January 1, 2015, as such may be further amended from time to time, and any successor plan or program.

Subsidiary shall mean any entity in which the Company, directly or indirectly, beneficially owns 50% or more of the securities entitled to vote generally in the election of directors of the entity.

ARTICLE III
Administration

Administration. The Program and the Plans shall be administered by, or under the direction of, the Committee. The Committee shall determine all terms and conditions of the Plans established under the Program. The Committee shall have full and exclusive power to adopt such rules, regulations and guidelines for carrying out this Program and the related Plans established hereunder as it may deem necessary or appropriate in its sole discretion, provided such rules, regulations and guidelines are not inconsistent with the provisions of the Program or a Plan, and may modify or revoke those rules and regulations at such time and in such manner as it may deem proper, provided such modification or revocation is consistent with the requirements of Article V and does not materially adversely affect a Participant under the Program or a Plan, unless such modification or revocation is consented to by the Participant.

The Committee may establish different terms and conditions for different Plans or for different Participants under a Plan and for the same Participant with respect to different Plans or Performance Periods. Except with respect to incentive compensation under the Program or a Plan that is intended to constitute Performance-Based Compensation, the Committee may delegate the performance of any function under this Program or any Plan to one or more employees of the Corporation, subject to such terms and conditions as the Committee shall determine. The Committee is authorized at any time during or after a Performance Period, in its sole and absolute discretion, to reduce or eliminate the incentive compensation payable under the Program or a Plan to any Participant for any reason. No reduction in any Performance-Based Compensation payable to any one Participant shall increase the amount of the Performance-Based Compensation payable to any other Participant.

Performance-Based Compensation. The Committee shall be solely responsible for making awards of Performance-Based Compensation to Covered Associates. The terms for such awards including the applicable Performance Measure(s) and Performance Period shall be determined by the Committee no later than the latest possible date that will not jeopardize such incentive compensation awards under the Program or a Plan from qualifying as Performance-Based Compensation.

Interpretation. The Committee shall have full and exclusive power to interpret this Program and any Plan and the Committee’s interpretations of the Program or any Plans shall be final and binding on any and all Participants to which the interpretation applies and on all related parties in interest including Beneficiaries.

Delegation. Except with respect to the awarding of Performance-Based Compensation and compliance with the requirements of section 162(m) of the Code, the Committee shall have full discretion and authority to delegate any of its duties or responsibilities regarding the administration of the Program or the design, administration or operation of a Plan, including adopting such rules, regulations and guidelines for carrying out this Program and the related Plans established hereunder to one or more designees.

ARTICLE IV
Plans

In General. The Program may consist of one or more Plan(s). Each Plan shall relate to a specified Performance Period, which may be based on such period as shall be determined by the Committee, or its designee, and may be based on the attainment of a Performance Measure for one or more calendar months or one or more fiscal quarters or fiscal years of the Company. Once a Performance Period is complete and any incentive compensation payable under the Plan with respect to the applicable Performance Measure(s) for that Performance Period has been determined, the Performance Measure(s) applicable to the Performance Period shall lapse and be void and shall not be applicable to any future Performance Period unless adopted as Performance Measure(s) for a future Performance Period. Once a Plan, by its terms, lapses, the Plan shall be deemed terminated and will have no further effect with respect to the Program or a Participant except in connection with the administration of the terminated Plan and/or the enforcement of a Participant’s rights regarding incentive compensation payable under the terminated Plan for a completed Performance Period.

Participation. Eligibility to be a Participant for a Performance Period shall be determined by the Committee, or its designee, on an individual basis, or by group, business unit, Subsidiary, division, job description, or any other method of classification the Committee, or its designee, in its sole discretion deems appropriate. Classification as a Management Associate shall not guarantee an individual’s being designated as a Participant and designation as a Participant for any one Performance Period shall not guarantee a Management Associate’s inclusion as a Participant for any future Performance Period.

Design. The terms of each Plan shall be established by the Committee, or its designee, in its sole discretion. Such terms shall include the Plan’s Participants. In addition, such terms may prescribe the Performance Measure(s) that must be satisfied for a Performance Period based on such objective performance criteria as the Committee, or its designee, may establish. Such objective performance criteria may relate to the performance of the Company as a whole or on the performance of the Corporation, Subsidiary, division, group, business unit, store, or any other organizational unit as the Committee, or its designee, may prescribe and may be expressed on an absolute and/or relative basis, and may be based on or employ comparisons based on internal targets, past performance and/or the past or current performance of peer companies.

Each Plan shall include the total amount of incentive compensation payable on the attainment of a Performance Measure, which such amount with respect to a Covered Associate shall not exceed the limits otherwise provided for under this Program and shall not be payable other than as a result of the attainment of the Performance Measure, or in connection with the evaluation of a Participant’s Individual Performance, including the extent to which any incentive compensation will be paid if the target Performance Measure is not met or if the target Performance Measure is exceeded. The Committee, or its designee, may establish any special adjustments that will be applied in calculating whether the Performance Measure has been met including, but not limited to, taking into consideration the effect of any extraordinary items, unusual, infrequently occurring, or non-recurring events, accounting changes, divestitures, acquisitions, charges and costs associated with restructurings, any reorganization or change in the corporate structure or capital structure of the Company, foreign exchange gains and losses, a change in the fiscal year of the Company, the cumulative effects of tax or accounting changes, business interruption events, unbudgeted capital expenditures, unrealized investment gains and losses or impairments. In addition, the Committee, or its designee, may establish such terms as it considers necessary with respect to the payment of incentive compensation in the event a Participant is promoted, ceases to be a Management Associate, or in the event an otherwise ineligible individual becomes a Management Associate who would otherwise be a Participant during a Performance Period, or in the event of a Participant’s termination of employment (including death, disability, retirement, or termination with or without cause) or leave of absence during the Performance Period. Different terms and conditions may be established by the Committee, or its designee, for different Plans and for different Participants.

Limits. Except to the extent established in a particular Plan by the Committee, or its designee, there are no limits on the total amount of incentive compensation payable to a Participant under the Program. Notwithstanding the foregoing, no Covered Associate shall receive Performance-Based Compensation in any fiscal year that exceeds $12,000,000 (before any salary reduction or deferral elections) as of the date of the grant of the Performance-Based Compensation.

Verification. The Committee shall adopt such rules and procedures as it shall deem necessary or desirable in order to ensure that any Performance Measure has been attained and the amounts payable under the Program or a Plan are certified, and such certified amounts shall be submitted to the Board for its approval prior to their payment to Participants. Such verified amounts, when approved by the Board shall be final, conclusive, and binding on all interested parties, including the Company, Corporation, Subsidiaries and Participants.

Payment. Following the completion of a Plan’s applicable Performance Period, the Committee, or its designee, shall certify a Participant’s Individual Performance and/or the level of attainment of the Performance Measure(s) for the Performance Period. Any incentive compensation payable under a Plan shall be paid to a Participant in cash at a time, manner, and form determined in the sole and exclusive election of the Committee, but no later than two and one-half months after the end of the fiscal year in which a Plan’s applicable Performance Period ends. If any Participant eligible to receive a distribution under a Plan is also a participant in the Savings Plan or the Mirror Savings Plan and has elected to defer receipt of any incentive compensation received under a Plan to the Savings Plan or the Mirror Savings Plan then the incentive compensation payable to the Participant under the terms of the Plan shall be reduced by any such deferral under the Savings Plan or the Mirror Savings Plan.

Beneficiary. Any incentive compensation that becomes payable after the death of a Participant shall be paid to the Participant’s surviving spouse, if any, or, if the Participant has no surviving spouse, to the personal representative of the Participant’s estate. If a Participant has deferred all or a portion of the Participant’s incentive compensation under the Savings Plan or the Mirror Savings Plan then the terms of the applicable plan shall govern the beneficiary designation and the payment of the amounts so deferred.

ARTICLE V
Amendment and Termination

The Board shall have the authority to amend, modify, suspend, and terminate the Program or any Plan established under the Program provided that no such amendment, modification, suspension, or termination shall adversely affect the rights of a Participant under a Plan with respect to a Performance Period that has begun, but has not yet been completed or with respect to any incentive compensation payable under a Plan that has not yet been paid without the Participant’s written consent.

ARTICLE VI
Miscellaneous

Unfunded Plan. The Program and any Plan shall be unfunded, and neither the Company nor the Corporation shall be required to segregate any assets for the purpose of satisfying any obligation of the Company or the Corporation with respect to any amount payable under the Program or a Plan.

Rights of Participants and Beneficiaries. Neither the Program nor any Plan is an employment agreement and neither ensures or evidences to any degree the continued employment or the claim to continued employment of any Participant for any time or period or job. No individual shall have any claim or right to participate in the Program or a Plan until such time as that individual becomes a Participant in a Plan. No Participant or beneficiary shall, by virtue of this Plan, have any interest in any specific asset or assets of the Company or the Corporation. A Participant or beneficiary has only an unsecured contractual right to receive cash payments in accordance with and at the times specified by the Program or a Plan. No Participant shall have the right or ability to assign, pledge, or otherwise dispose of any part of a payment hereunder.

Other Benefit and Compensation Programs. Neither the adoption of the Program nor the establishment of a Plan shall be construed as creating any limitation on the power of the Board to adopt such other plans, agreements, or arrangements as it may deem appropriate and nothing contained in this Program or any Plan shall limit the ability of the Company or the Corporation to make payments or awards to Participants under any other such plan, agreement or arrangement.

Governing Law. To the extent that Federal laws do not otherwise control, the internal laws of the State of Texas, without giving consideration to conflicts of laws principles that would require application of the law of another jurisdiction, will govern all questions concerning the construction, validity, and interpretation of the Plan and the performance and the obligations imposed by this Plan. The exclusive forum and venue for any legal action arising out of or related to the Plan shall be the United States District Court for the Northern District of Texas, and each Participant, as a condition of participating in the Plan, submits to the personal jurisdiction of that court. If neither subject matter nor diversity jurisdiction exists in the United States District Court for the Northern District of Texas, then the exclusive forum and venue for any such action shall be the courts of the State of Texas located in Collin County, and each Participant, as a condition of participating in the Plan, submits to the personal jurisdiction of that court.

Tax Withholding. The Company shall have the right to withhold from cash payments under the Program or a Plan to a Participant or other person an amount sufficient to cover any required withholding taxes.

Headings. Headings at the beginning of sections hereof are for convenience of reference, shall not be considered a part of the text of the Program, and shall not influence its construction.

Construed as a Whole. The provisions of the Program shall be construed as a whole in such manner as to carry out the provisions thereof and shall not be construed separately without relation to the context.

Code Section 409A Compliance. The Program and any Plan established under the Program is intended to comply with "short term deferral exception" to section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, the provisions of the Plan shall be construed and administered so that the payment of incentive compensation qualifies in all instances for the short term deferral exception, to the maximum extent allowable.

If, and to the extent any payment or benefit under the Program or a Plan should be deemed to be an item of deferred compensation subject to the requirements of Code section 409A, the provisions of the Plan applicable to that payment or benefit shall be applied, construed and administered so that such payment or benefit is made or provided in compliance with the applicable requirements of Code section 409A and its corresponding regulations. Any payment from the Program or a Plan that is subject to the requirements of section 409A may only be made in a manner and upon an event permitted by section 409A, including the requirement that deferred compensation payable to a “specified employee” of a publicly traded company be postponed for six months after separation from service. Payments upon termination of employment may only be made upon a “separation from service,” as determined in accordance with Code section 409A and the Treasury regulations thereunder. In addition, should there arise any ambiguity as to whether any other provisions of the Plan would contravene one or more applicable requirements or limitations of Code section 409A and the Treasury regulations thereunder, such provisions shall be interpreted, administered and applied in a manner that complies with the applicable requirements of Code section 409A and the Treasury regulations thereunder.

Notwithstanding anything herein to the contrary, in addition to any remedies to which the Company is entitled, any right of a Covered Associate to receive incentive compensation, whether Performance-Based or otherwise, shall be forfeited to the extent set forth in the Company’s recoupment policy, as in effect from time to time.

If the Covered Associate is at any time indebted to the Company, or otherwise obligated to pay money to the Company for any reason, to the extent exempt from or otherwise permitted by the Code and the regulations promulgated thereunder, the Company, at its election, may offset amounts otherwise payable to the Covered Associate under this Plan to the extent permitted by law.

Effective Date of the Plan. The Program shall become effective as of January 29, 2017; provided, however, that no incentive compensation payable under the Program or any Plan shall be considered Performance-Based Compensation unless the Program is approved by shareholders and the Committee complies with the requirements of section 162(m) of the Code and the related Treasury regulations thereunder in connection with the awarding of such incentive compensation. The Program shall remain in effect until it has been terminated pursuant to Article V.